Exhibit 10.25

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into effective as of September 17, 2010 (“Execution Date”) by and between SEMILEDS OPTOELECTRONICS CO., LTD., a ROC company (“Buyer”), and PRIME OPTICAL FIBER CORPORATION, a ROC company (“Seller”), with respect to the purchase of Property (as defined below), on the terms and subject to the conditions set forth herein.  Buyer and Seller may be referred to as “Party,” individually and “Parties” collectively.

RECITALS

WHEREAS, Seller owns the first and second floors of the building located at No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Taiwan () with the construction number () 00006-000 (the entire building hereinafter “Building”) (the ownership certificate and the license for usage are attached hereto as Exhibit A) and has been operating in the above floors of the Building. ;

WHEREAS, Seller has certain leasehold in and to the Land as defined where the Building is located; and

WHEREAS, Seller desires to transfer to Buyer and Buyer desires to acquire from Seller the Building, leasehold to the Land and any other property as further defined as “Property” in Section 1 pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.                                      Purchase and Sale.

Subject to and upon the terms and conditions herein, Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller the property (the “Property”), consisting the following:

1.1                               The entire first and second floors of the Building together with the co-ownership of the common area of Seller and all other improvements thereon erected, fixtures attached thereto, and all appurtenances and easements or other rights relating thereto (“Selling Building”);

1.2                               All apparatus, equipment and appliances used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and water tank and chillers and facilities (“Occupancy Facility”) (as Exhibit B);

1.3                               The spaces in the basement of the Building (“Basement”);

1.4          The remaining one-half undivided right to the leasehold (“Lease Right”) of the land under and surrounding the Building with land lot number () (“Land”) pursuant to the Lease Agreement by and between Seller and the Science Park Administration dated January 1, 2002, July 13, 2006, and January 6, 2009 (“Lease Agreement”), as may be adjusted or amended by the Science Park Administration from time to time

1.5                               The remaining one-half undivided right to use the facilities and external ground space adjacent to the Building (“Facilities and Adjacent Ground Space”);

1.6                               The remaining one-half undivided right to the area for common usage; and

1.7                               Any and all contracts, rights, warranties, guaranties, insurance policies for all periods of ownership of the Selling Building, Land, and Facilities and Adjacent Ground Space by Seller (including, without limitation, property damage and liability, insurance policies and, if carried by Seller environmental insurance policies) (collectively, the “Insurance Policies”), other rights relating to the construction, ownership, use and operation of any part of the Selling Building, and any agreements, covenants or indemnifications received by Seller from a prior owner or any other third party relating to the Selling Building, to the extent assignable and to the extent approved by Buyer, all of which shall be assigned to Buyer.

1.8                               It is understood that upon the closing of the transaction under this Agreement, Buyer shall be the sole record and beneficial owner of the whole Building and be entitled to each and every right and interest as the owner.

2.                                      No Assumption of Liabilities.

Notwithstanding any provision to the contrary, Buyer shall not assume and does not agree to pay or discharge any Unassumed Liabilities (as defined below).  Seller shall remain responsible for paying any and all Unassumed Liabilities.  “Unassumed Liabilities,” as defined herein, shall mean:

2.1                               Any taxes or charges prior to the Closing Date;

2.2                               Any and all debts, obligations, and liabilities, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, incurred or arising out of actions or events relating to the Property occurring prior to the Closing Date;

2.3                               Any existing or future environmental liability due to the Seller’s design, use, ignorance, manufacture or disposal prior to the Closing Date, including but not limited to compliance obligations related to laws and regulations, existing and future remediation obligations related to contamination, obligations to pay fines and penalties; and

2.4                               Any mortgage or encumbrance (including but not limited to the right-defect, statutory right, pledges, liens, charges, conditional sales, covenants, conditions and other restrictions, either contractual or statutory), oral or written, disclosed or undisclosed, incurred or arising out of actions or events prior to the Closing Date relating to the Property (Collectively, “Title Encumbrance”).

3.                                      Purchase Price.

3.1                               The total purchase price for the Property shall be One Hundred and Twenty Five Million New Taiwan Dollars (NT$125,000,000) (the “Purchase Price”) (exclusive of value-added business tax of NT$6,250,000).  While receiving the invoice of NT$131,250,000 (i.e. NT$125,000,000 plus NT$6,250,000) issued by Seller, Buyer is obligated to remit only NT$4,000,000 out of the total NT$6,250,000 value-added business tax to Seller and Seller is obligated to advance NT$2,250,000 for the value-added business tax.  Seller is obligated to pay the NT$6,250,000 value-added business tax to the tax authority.  Upon Buyer’s receipt of the full tax refund of value-added business tax in the amount of NT$6,250,000, Buyer shall remit NT$2,250,000 to Seller without any interest.

3.2                               Buyer shall pay the Purchase Price in accordance with the follows:

(a)                                 Within five (5) business days after the full execution of this Agreement, Buyer shall pay Seller the amount of Twenty Million New Taiwan Dollars (NT$20,000,000) (exclusive of value-added business tax, which shall be borne by the Seller) (“Initial Payment”) to Seller; provided that, if the transactions contemplated under this Agreement fail to consummate or this Agreement is terminated or rescinded by either Party, such amount shall be immediately returned to Buyer plus interest accrued.

(b)                                 The amount of Fifty Million New Taiwan Dollars (NT$50,000,000) (exclusive of value-added business tax, which shall be borne by the Seller) as the second installment of the Purchase Price (“Second Payment”) shall be paid on the date of completion of title transfer of the Property to Buyer in accordance with Section 6.1(a), as evidenced by appropriate records issued by the governmental authority.

(c)                                  The amount of Fifty Million New Taiwan Dollars (NT$50,000,000) (exclusive of value-added business tax, which shall be borne by the Seller) as the third installment of the Purchase Price (“Third Payment”) shall be paid upon the execution of the new lease agreement of the Land by and between Buyer and the Science Park Administration.

(d)                                 The amount of Five Million New Taiwan Dollars(NT$ 5,000,000) (exclusive of value-added business tax, which shall be borne by the Seller) as the rest remaining portion of the Purchase Price (“Final Payment”) shall be paid by Buyer to Seller at the time that as the Seller has delivered the Property to Buyer which shall be within three (3) months from the date of execution of this Agreement.

(e)                                  All payments hereunder shall be made by wire transfer to Seller’s following

Bank account:

Account Name:

Account Number: 725-120-001455

Bank:

3.3                               If there is any cause solely attributable to Buyer resulting in failing to buy or pay without according to the payment terms under this Agreement, Seller may retain the Initial Payment as liquidated damages and shall return to Buyer the balance of the amount of purchase price paid plus interest accrued; meanwhile this Agreement may be terminated by either Party; if terminated by Seller, Seller shall issue a written notice to Buyer informing Buyer of the failure to pay sixty (60) days prior to its termination; provided that Seller shall not terminate this Agreement if Buyer effect the payment within such sixty (60) days after Seller issues warning/request letters indicating the attempt of termination according to the relevant law;

3.4                               Unless otherwise provided under Section 3.3, if there is any cause resulting in failing to close the transaction contemplated herein, Buyer may terminate this Agreement immediately and all of the paid amount plus interest accrued shall be returned to Buyer immediately.  In case such failure is attributable to Seller, Seller shall pay the amount equals to the Initial Payment as liquidated damages and also be liable for any loss, damage and attorney’s fee arising from or in connection with the foregoing failure.

4.                                      Contingencies.

In the event that any contingency set forth in this Section 4 has not been either satisfied or waived, this Agreement shall be terminated at the discretion of Buyer (by giving notice to Seller), and the amount set forth in Section 3.2(a)(b)(c)(d) plus interest accrued shall be returned to Buyer, and neither Party shall have any further obligation to the other.

4.1                               Seller has obtained all necessary the Governmental Approval (as defined below) for the transfer to Buyer of the Property; and

4.2                               Buyer has received from Seller minutes of the meeting of Seller’s Board of Directors and shareholders showing the adoption of the resolutions on the sale of the Property to Buyer.

5.                                      Delivery of the Documents for Property Transfer.

Within ten (10) business days after the Initial Payment, Buyer and Seller shall both make available all the documents and certificates required for applying for the registration of the transfer of the Property to the land agent designated by Buyer (“Land Agent”) for the completion of the building deed tax declarations and the subsequent procedures for the transfer of the Property to Buyer, including registration of transfer, the approval by the Science Park Administration and other government authority to be further specified according to the result of inspection and investigation as prescribed herein (“Governmental Approval”) (the procedure herein collectively referred to as “Ownership Transfer Procedures”).  In the event that either

Party is hereafter required to provide any additional document or affix any additional stamp or seal as required for processing any steps of Ownership Transfer Procedures, said Party shall provide or affix accordingly without any delay.  The Land Agent engaged by Buyer shall act under the sole instructions of Buyer in processing the Ownership Transfer Procedures.

6.                                      Conditions to Close; Contingencies to Balance Payment

6.1                               The Final Payment shall become payable to Seller on the date to be mutually agreed by the Parties (“Closing Date”) which shall be within three (3) months from date of signature of this Agreement, subject to Buyer’s satisfaction or waiver in writing of the contingencies below:

(a)                                 The Property has been transferred to Buyer, registered in the name of Buyer, and is free from Title Encumbrance except for the lease agreement to be entered into by and between Buyer and Seller;

(b)                                 The lease agreement dated as of 22, April by and between Seller (as Lessor) and Buyer (as Lessee) has been effectively terminated as evidenced by a termination agreement;

(c)                                  Seller has issued the uniform invoice for the full amount of the Purchase Price and the applicable value added taxes;

(d)                                 The minutes of the meetings of the Board of Directors of Seller for the sale of the Property have delivered by Seller to Buyer;

(e)                                  Seller has delivered to Buyer either the meeting minutes of approval by Seller’s shareholders, or an official document issued by a Certified Public Accountant in writing stating that the Property does not constitute a major asset or business of Seller;

(f)                                   Seller and Buyer have obtained all necessary government approval (including without limitation the Science Park Administration) for the transactions contemplated herein;

(g)                                  Buyer has obtained approval from the Science Park Administration for the change of the investment plan, if required;

(h)                                 Seller does not commit any defaults under this Agreement or if any, such default has been cured; and

(i)                                     All of the representations and warranties of Seller and Buyer under this Agreement, including without limitation the representations and warranties under Section 7 hereof, are true and accurate.

6.2                               The Parties agree that in the event that Seller is in default of any of the terms and conditions of this Agreement, Seller agrees that Buyer shall be entitled to withhold and not pay any or all of the balance payments unless such default waived by Buyer in writing or until Seller has cured such default.

7.                                      Representations, Warranties and Undertakings

7.1                               Seller represents and warrants the followings:

(a)                                 Seller is a company duly organized and validly existing under the laws of the ROC and with the resolution of the Board of Directors and shareholders stated in above, it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Seller further represents and warrants that no other authorizations, licenses, consents, approvals or permits are required for the sale of the Property and the performance of its obligations hereunder in the ROC and there is no insolvency, bankruptcy, reorganization, dissolution or liquidation involving Seller;

(b)                                 The execution of this Agreement by Seller constitutes legal, valid and binding obligations against Seller and is enforceable against Seller;

(c)                                  The execution of this Agreement by Seller and the performance of its obligations hereunder does not violate or result in breach of or constitute a default under any applicable laws and regulations, its articles of incorporation, any effective rulings, judgments or arbitral awards applicable against Seller, any orders issued by the competent authorities or courts, or any contracts binding on Seller;

(d)                                 There are no judicial or administrative actions, proceedings or investigation pending or in process in any court, government agency, arbitral tribunal and other competent dispute settlement agency that will have a material adverse effect on the execution and performance by Seller of its obligations under this Agreement;

(e)                                  Seller is the owner of the Property and has full power and authority to sell and transfer the ownership of the Property to Buyer without subject to any contractual or legal restriction; e.g., third parties’ right of first refusal;

(f)                                   As of Closing Date, Seller’s ownership of the Property is free from any Title Encumbrance except the lease agreement to be entered between Buyer and Seller;

(g)                                  There is no controversy or dispute relating to the Property or the Land, whether or not arising from or in connection with the boundary lines between the Land and any of its adjacent land;

(h)                                 Until the “Title Transfer Date” (the date that the ownership of the Property is duly transferred to and registered in the name of Buyer free from Title Encumbrance) or the Closing Date, whichever is later, the Property (including the soil and ground water) has not been contaminated by any pollution, nor contains any toxic or harmful substance; therefore, nothing in the Property will cause any pollution or contain any harmful substance in any place above or under the ground (including the soil and ground water) and in any other adjacent land; if any pollution is discovered, Buyer shall be entitled to claim any and all other remedies in accordance with this Agreement, and Seller shall be liable for the removal and cleaning of such pollution sources at its own cost and expense;

(i)                                     The Property, especially referring to the Selling Building, the associated materials used therein and the equipment installed thereto, is absolutely free from any sea sand and/or radioactive and other poisonous pollutant, and the Property thereof, does not have any defect which will cause any loss or reduction of its value, or its expected or normal function, and will operate and function well upon transfer of its risks;

(j)                                    There are no judicial or administrative actions, proceedings or investigation pending or in process in any court, government agency, arbitral tribunal and other competent dispute settlement agency involving the Property;

(k)                                 The zoning, usage, operation, management and maintenance of the Property are not in violation of any ROC laws including but not limited to those governing the building construction, building safety, fire control, emergency escape, environment, public safety that will have material adverse effect on this Agreement and all relevant licenses, permits and approvals required for the use of the Property have been obtained and such licenses, permits and approvals are valid as of the Delivery Date;

(l)                                     Seller has not received any notice from court or relevant government authority asserting that the use, operation, management or maintenance of the Property violates relevant laws, decrees, orders or notices that will have a material adverse effect on this Agreement, and the Property;

(m)                             As of the signing of this Agreement and the Closing Date, there is no other agreement in writing or oral for the lease, purchase, occupancy or use of any part of the Property, except for the Lease Agreement and the existing lease agreement between Buyer and Seller;

(n)                                 Seller has not breached and will not breach any terms and conditions in any contracts with respect to the operation and maintenance of the Property;

(o)                                 Seller has purchased and maintained proper and adequate insurance on the Property, including without limitation an all-risk property insurance policy (including public liabilities insurance) covering the full replacement cost of the Selling Building, and its personal properties on the Property;

(p)                                 There are no other illegal or non-compliant works on the Property;

(q)                                 Except as otherwise expressed in this Agreement, all representations and warranties of Seller under this Section 7.1 and elsewhere in this Agreement are true, accurate and complete from the date of execution of this Agreement till the Closing Date; and

(r)                                    Seller has disclosed the complete conditions of and/or related to the Property to Buyer.

7.2                               Seller undertakes the followings:

(a)                                 Seller hereby agrees not to cause any delay to the transfer of the Property to Buyer and the registration of the Property, as applicable, in the name of Buyer;

(b)                                 As of the Execution Date until the Closing Date, Seller agrees not to add any new illegal construction works on the Property. Seller shall be responsible for all loss, damage, costs and expenses arising from any of the Works and shall indemnify Buyer for any loss, damages, cost and expense incurred therefrom;

(c)                                  Prior to the Closing Date, Seller shall manage, operate and maintain the Property with the same degrees of care as a “Good Administrator” as defined in the Civil Code of ROC should do;

(d)                                 Damage between the Execution Date and the Closing Date to the building Seller should take the responsibility to fix it;

(e)                                  From the Execution Date until the Closing Date, no agreements for the lease, occupancy or use of the Property shall be entered into without the prior written consent of Buyer;

(f)                                   Seller hereby agrees to assume warranty responsibility in respect of the building structure of the Building and warranty responsibility in respect of the mechanical and electrical systems and devices installed in the Property effective from the date of Execution Date of this Agreement ; and

(g)                                  Seller hereby agrees that upon the contemplated completion of the title transfer herein, Buyer is entitled to install or dismantle any logo or the like adhered or fixed, prior to the Closing Date, to the surface of the Building without being liable for any loss or damage so incurred to Seller or any other party.

7.3                               Buyer represents, warrants and undertakes the followings:

(a)                                 Buyer is a company duly organized and validly existing under the laws of the ROC and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Buyer further represents and warrants that no other authorizations, licenses, consents, approvals or permits are required for the sale of the Property and the performance of its obligations hereunder in the ROC and there is no insolvency, bankruptcy, reorganization, dissolution or liquidation involving Buyer;

(b)                                 The execution of this Agreement by Buyer constitutes legal, valid and binding obligations against Buyer and is enforceable against Buyer;

(c)                                  The execution of this Agreement by Buyer and the performance of its obligations hereunder do not violate relevant laws and regulations, its articles of incorporation, any contracts binding on Buyer, any effective rulings, judgments or arbitral awards applicable against Buyer or any orders issued by the competent authorities or courts;

(d)                                 To Buyer’s knowledge, there are no judicial or administrative actions, proceedings or investigations pending or in process in any court, government agency, arbitral tribunal and other competent dispute settlement agency that will have a material adverse effect on the execution and performance by Buyer of its obligations under this Agreement; and

(e)                                  Except as otherwise expressed in this Agreement, all representations and warranties of Buyer under this Section 7.3 and elsewhere in this Agreement are true and accurate from the date of execution of this Agreement.

8.                                      Taxes, Fees and Management Fee

8.1                               The house tax, whether levied or due or not, to be incurred before the ownership of the Property is registered in the name of Buyer shall be borne by Seller, whereas after the ownership of the Property is registered in the name of Buyer shall be borne by Buyer

8.2                               The building deed tax payable for the registration of the transfer of ownership of the Property shall be borne by Buyer.  For payment of the building deed tax, Buyer shall, within five (5) business days after the date of issuance of the building deed tax notice issue a check and deliver the same to the Land Agent for the payment of such tax on behalf of Buyer.

8.3                               The ownership transfer registration fee, the stamp tax leviable on the real estate transfer agreement, and the land agent fee payable in respect of the transfer of the ownership of the Property shall be borne by Buyer. The applying fee for mortgage registration and cancellation before the ownership of the Property is registered in the name of Buyer shall be borne by Seller.

8.4                               In the event that stamp tax is leviable on this Agreement, Buyer shall bear such tax.

8.5                               In the event that Seller is in the arrear for payment of any tax overdue, it shall make up such outstanding tax immediately after its receipt of a notice from the Land Agent.  The payment of such over-due tax may be advanced by Buyer for Seller and deducted by Buyer from any outstanding amount payable by Buyer to Seller under this Agreement, and in case of any deficit, Seller shall forthwith reimburse such deficit.

8.6                               The water bill, electricity bill, gas bill, and the bills for other public utilities for the Property incurred prior to the Closing Date shall be borne by Seller.

8.7                               Each party will be responsible for its costs and expenses in connection with the negotiations and all aspects relating to this Purchase and Sale Agreement and the transactions contemplated herein.

9.                                      The first right to purchase the Property.

So long as no default shall have occurred, the Parties agrees that Seller shall have the first right to purchase from Buyer the “Property” in accordance with the same terms and conditions Buyer offers to the potential buyer if Buyer will sell the Property in the future.

10.                               Assumption of Risks

10.1                        The risks of destruction, damage and loss of the Property shall be transferred to Buyer from the Closing Date.

10.2                        In the event that the Property cannot be transferred and delivered to Buyer due to any restriction imposed by laws or regulations or other event not attributable to either Party, or within a reasonable time, this Agreement shall be forthwith deemed terminated.  Under such circumstances, Seller shall immediately refund to Buyer the Purchase Price already paid by Buyer plus accrued interest and all the payments advanced by Buyer for Seller.  In addition, if the aforesaid event occurs, the stamp tax for the real estate transfer agreement, the building deed tax and the title transfer registration fee paid by Buyer and the Land Agent fee payable to the Land Agent shall be jointly borne by Buyer and Seller in half each.

11                                  Default Clause

11.1                        Without prejudicing the claim of the other (non-defaulting) Party against the defaulting Party for actual damages, in the event that either Party was in breach of the terms and conditions of this Agreement, including without limitation the breach of or non-compliance with the respective Party’s representations, warranties, undertakings and obligations hereunder, and has further failed to rectify such breach or non-compliance after having received a thirty (30)-day (or a period longer than thirty (30) days that is reasonably as determined by the non-defaulting Party if it will be conspicuously impractical for the defaulting Party to rectify within thirty (30) days) prior notice urging it to rectify the breach or non-compliance, the other (non-defaulting) Party shall be entitled to terminate this Agreement and demand to restore to the original condition before the execution of this Agreement, whereas the defaulting Party shall be liable for compensating the other Party an amount equivalent to the non-defaulting Party’s actual damage amount (rather than special, indirect, consequential or punitive damages) for the non-performance of the obligation of the defaulting Party; and in addition thereto, any and all taxes, costs and expenses to be incurred for restoring to the original condition before the execution of this Agreement, including without limitation the amount of any damage, claim, attorneys’, financial experts’ and counsel’s fee, charge and cost directly incurred from the non-performance of the obligation of the defaulting Party, shall be borne solely by the defaulting Party.         .

12                                  Miscellaneous

12.1                        Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (c) delivery in person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                                 If to Buyer:

Semileds Optoelectronics Co., Ltd.

3F, No.11, Ke Jung Road

Chu-Nan Site, Hsinchu Science Park

Chu-Nan 350, Miao-Li County, Taiwan

Fax: 037-582688

Attn: Legal Counsel

(b)                                 If to Seller:

Prime Optical Fiber Corporation

No.11, Ke Jung Road

Chu-Nan Site, Hsinchu Science Park

Chu-Nan 350, Miao-Li County, Taiwan

Fax: 037-586899

Attn: Legal Counsel

12.2                        Governing Law.  The execution and interpretation of this Agreement shall be governed by the law of the ROC.

12.3                        Venue.  The Parties agree that in the event of any dispute arising from or in connection with this Agreement, Taiwan Miaoli District Court shall be the court of non-exclusive jurisdiction in the first instance.

12.4                        Publicity.  From the execution date of this Agreement through the Closing, neither Seller nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party unless the obligation pursuant to the request by government or ROC laws, which consent shall not be unreasonably withheld.

12.5                        Amendment.  This Agreement may be amended, modified or supplemented by a written agreement signed by Buyer and Seller.

12.6                        No Relationship.  Nothing contained in this Agreement shall be construed to constitute either Party as a partner or agent of the other Party or to create any other form of legal association that would impose liability upon a Party for any act or omission of the other Party or provide a Party with the right, power, or authority to create or impose any duty or obligation on the other Party, it being intended that each Party shall remain an independent contractor acting in its own name and for its own account.

12.7                        Entire Agreement.  This Agreement (including its Exhibits) represents and contains the full and complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, clauses, and conditions with respect to the transactions contemplated by this Agreement or which may be contained in any other form or document.

12.8                        Force Majeure.   Each party is not liable for failure to perform the party’s obligations if such failure is as a result of war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, lockout or interruption or failure of electricity or telephone service which may materially and adversely jeopardize the closing of the transaction contemplated herein.

12.9                        Notarization.    All of the original copies of this Agreement shall be legally notarized.

Exhibits:

This Agreement is annexed with the following Exhibits:

[Signatures on following page.]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized representatives as of the date written below.

By	/s/ Trung T. Doan
Name: Trung T. Doan
Title: Chairman and Chief Executive Officer

Seller:
PRIME OPTICAL FIBER CORPORATION

By	/s/
Name:
Title : Chairman